Exhibit 99.1


           Allegheny Technologies Announces Strong Profitable Growth
                             in Third Quarter 2006


     PITTSBURGH--(BUSINESS WIRE)--Oct. 25, 2006--Allegheny Technologies Incorporated (NYSE:ATI):


--   Sales increased 50% to $1.29 billion
--   Net income increased 83% to $161.9 million, or $1.58 per share
--   Segment operating profit increased 117% to $290.8 million, or 22.6% of sales:
     --   High Performance Metals: 38.0% of sales
     --   Flat-Rolled Products: 14.5% of sales
     --   Engineered Products: 11.8% of sales
-- Results include LIFO inventory valuation reserve charge of $54 million and one-time $4 million tax benefit
--   Year-to-date gross cost reductions of $96.0 million
--   Annualized return on capital employed of 35%
--   Annualized return on stockholders' equity of 53%
--   Net debt to total capitalization improved to 10.8%
--   Cash on hand was $406 million


     Allegheny Technologies Incorporated (NYSE:ATI) reported net income for the third quarter 2006 of $161.9 million, or $1.58 per share, on sales of $1.29 billion. Income before tax for the third quarter 2006 was $246.4 million.

     In the third quarter 2005, ATI reported net income of $88.3 million, or $0.87 per share, on sales of $861.7 million. Income before tax in the third quarter 2005 was $87.0 million.

     For the nine months ended September 30, 2006, income before tax was $610.1 million, and net income was $404.8 million, or $3.96 per share, on sales of $3.54 billion. For the nine months ended September 30, 2005, income before tax was $245.0 million, and net income was $241.0 million, or $2.40 per share, on sales of $2.65 billion.

     "The velocity of change was apparent in the third quarter as ATI continued to demonstrate strong profitable growth results and future earnings power," said
L. Patrick Hassey, Chairman, President and Chief Executive Officer. "Most of our major markets remained strong and total operating margins continued to expand.

     "Sales grew by 50% compared to the third quarter 2005 and were 6% higher than the second quarter 2006. Net income was $161.9 million, or $1.58 per share.

     "Segment operating profit reached 22.6% of sales as operational execution continued to improve. Operating profit in our High Performance Metals segment was 38% of sales. In our Flat-Rolled Products segment, operating profit improved to 14.5% of sales. Operating profit in our Engineered Products segment was nearly 12% of sales. These outstanding results were accomplished notwithstanding a LIFO inventory valuation reserve charge of $54 million. Volatility in the cost of certain raw materials, particularly nickel, nickel-bearing scrap, and titanium alloy scrap, has the potential to drive LIFO charges in the fourth quarter 2006 to a similar level as in the third quarter.

     "Our key growth markets, namely aerospace and defense, chemical process industry, oil and gas, electrical energy, and medical, remain strong, representing 63% of ATI's year-to-date 2006 sales. Aerospace and defense was the largest of our markets at 30% of year-to-date 2006 sales.

     "Cash on hand at the end of the third quarter was $406 million. Cash flow from operations for the first nine months was $179 million even as we invested $488 million in managed working capital due to significantly higher levels of sales. As a result of our focus on operational execution and lean manufacturing, managed working capital improved to 29% of annualized sales, compared to over 30% at year end 2005.

     "Our self-funded growth strategy continued on track. Capital investments for the first nine months of 2006 totaled $160 million, 78% of which were directed towards increasing our high-value products capabilities.

     "Key financial ratios remained very strong. Annualized return on capital employed was 35%, annualized return on stockholders' equity was 53%, and net debt to total capitalization improved to less than 11%.

     "We remain focused on reducing costs and achieved gross cost reductions of $33.7 million in the third quarter 2006, bringing year-to-date cost reductions to $96.0 million. ATI will again exceed its yearly cost reduction goal, which was originally set at $100 million for 2006.

     "In summary, during the third quarter 2006 our major markets remained strong and total operating margins continued to improve. We are in the process of securing additional long-term supply agreements for our titanium and nickel-based superalloy products to profitably grow ATI's participation in the robust jet engine and airframe markets, and the strong defense and medical markets.

     "Looking ahead, our business remains strong with significant opportunities for profitable growth. We expect to see continued strong growth opportunities for our specialty metals from our key markets, namely aerospace and defense, chemical process industry, oil and gas, electrical energy, and medical. Our strategic capital investments and strong financial position have ATI well-positioned to achieve continued profitable growth in 2007 and beyond."


                                Three Months Ended  Nine Months Ended
                                   September 30       September 30
                                             In Millions
                                --------------------------------------
                                   2006     2005     2006      2005
                                ---------- ------- --------- ---------

Sales                            $1,288.4  $861.7  $3,539.7  $2,645.5

Net income                         $161.9   $88.3    $404.8    $241.0

                                          Per Diluted Share
                                --------------------------------------

Net income                          $1.58   $0.87     $3.96     $2.40


     Third Quarter 2006 Financial Highlights

     -- Sales were $1.29 billion, 50% higher than the third quarter 2005. Compared to the third quarter 2005, sales increased 40% in the High Performance Metals segment, 66% in the Flat-Rolled Products segment, and 7% in the Engineered Products segment.

     -- Segment operating profit was $290.8 million, an increase of $156.8 million, or 117%, compared to the third quarter 2005, and 15% higher than the second quarter 2006, as a result of improved performance across our High Performance Metals and Flat-Rolled Products business segments. Third quarter 2006 results included a LIFO inventory valuation reserve charge of $54.0 million, due primarily to higher nickel, nickel-bearing scrap, and titanium scrap raw material costs. The LIFO inventory valuation reserve charge was $12.1 million in the third quarter 2005 and $45.5 million in the second quarter 2006.

     -- Net income was $161.9 million, or $1.58 per share, compared to $88.3 million, or $0.87 per share, in the third quarter 2005. Results for the third quarter 2006 included a provision for income taxes of $84.5 million, or 34.3% of income before tax, which included a $4.2 million one-time benefit associated with adjustments to prior years' tax accruals. The third quarter 2005 benefit for income taxes was $1.3 million, principally related to an audit settlement of prior years' taxes and a benefit from a reduction in the valuation allowance associated with deferred tax assets.

     -- Cash flow from operations for the 2006 first nine months was $179.1 million as improved operating earnings more than offset a further investment of $488.4 million in managed working capital.

     --   Cash on hand was $405.9 million at the end of the third quarter 2006.

     -- Gross cost reductions, before the effects of inflation, totaled $96.0 million company-wide for the first nine months of 2006.

     High Performance Metals Segment

     Market Conditions

     -- Demand for our titanium alloys, nickel-based alloys and superalloys, and vacuum-melted specialty alloys was robust from the aerospace and defense market and strong from the medical, and oil and gas markets. Demand was strong for our exotic alloys from the global chemical process industry, aerospace and defense, and electrical energy markets.

     Third quarter 2006 compared to third quarter 2005

     -- Sales increased 40% to $455.0 million. Shipments increased 7% for titanium and titanium alloys, 9% for nickel-based and specialty alloys, and 11% for exotic alloys. Average selling prices increased 42% for titanium and titanium alloys and 26% for nickel-based and specialty alloys, but declined 5% for exotic alloys primarily due to product mix.

     -- Segment operating profit reached $173.0 million, or 38.0% of sales, a $85.1 million increase compared to the third quarter 2005. The significant increase in operating profit primarily resulted from increased shipments, higher selling prices for most products, and the benefits of gross cost reductions. In addition, raw material cost inflation and higher inventory levels resulted in a LIFO inventory valuation reserve charge of $11.6 million in the third quarter 2006, compared to a $12.9 million charge in the third quarter 2005, and a $18.5 million charge in the second quarter 2006.

     --   Results benefited from $7.2 million of gross cost reductions.

     Flat-Rolled Products Segment

     Market Conditions

     -- Demand was strong for our stainless products from the chemical process industry, oil and gas, and electrical energy markets and from service center customers. Demand was also strong for our specialty stainless, grain-oriented silicon, and nickel-based alloy products from the chemical process industry, oil and gas, electrical energy, and aerospace and defense markets.

     Third quarter 2006 compared to third quarter 2005

     -- Sales were $728.7 million, 66% higher than the third quarter 2005, as a result of a 42% increase in pounds shipped, higher base-selling prices for many products and improved product mix. Average transaction prices, which include surcharges, were 17% higher.

     -- Segment operating profit increased to $105.4 million, or 14.5% of sales, primarily as a result of increased shipments, improved product mix, higher selling prices, and the benefits of gross cost reductions. This was accomplished in spite of a significantly higher LIFO inventory valuation reserve charge due primarily to higher nickel and nickel-bearing scrap raw material costs. Third quarter 2006 results included a LIFO inventory valuation reserve charge of $42.2 million, compared to income of $3.2 million in the third quarter 2005, and a $27.0 million charge in the second quarter 2006.

     --   Results benefited from $24.8 million in gross cost reductions.

     Engineered Products Segment

     Market Conditions

     -- Demand for our tungsten and tungsten carbide products was strong from the oil and gas, mining, and power generation markets, while demand was seasonally lower from the automotive market. Demand was strong for our forged products from the Class 8 truck, construction and mining, and oil and gas markets. Demand for our cast products was strong from the wind energy, and oil and gas markets. Demand remained very strong for our titanium precision metal processing conversion services.

     Third quarter 2006 compared to third quarter 2005

     -- Sales increased to $104.7 million, 7% higher than the third quarter 2005, due to increased volume and higher selling prices.

     -- Segment operating profit was $12.4 million, or 11.8% of sales, which was comparable to the same period of 2005 as higher raw material costs offset the benefit of increased sales. Raw material cost inflation resulted in a LIFO inventory valuation reserve charge of $0.2 million in the third quarter 2006, compared to a $2.4 million charge in the third quarter 2005. There was no LIFO inventory reserve valuation change in the second quarter 2006.

     --   Results benefited from $1.7 million of gross cost reductions.

     Retirement Benefit Expense

     -- Retirement benefit expense was $20.5 million in the third quarter 2006, compared to $19.9 million in the third quarter 2005.

     -- For the third quarter 2006, retirement benefit expense included in cost of sales was $13.9 million and in selling and administrative expenses was $6.6 million. For the third quarter 2005, the amount of retirement benefit expense included in cost of sales was $14.1 million, and the amount included in selling and administrative expenses was $5.8 million.

     -- ATI is not required to make cash contributions to its U.S. defined benefit pension plan for 2006. However in order to improve the plan's funded position, we are considering making a voluntary cash contribution to this defined benefit pension plan of approximately $100 million in the fourth quarter 2006.

     Other Expenses

     -- Selling and administrative expenses as a percentage of sales declined to 5.7% in the 2006 third quarter from 7.5% in the same period of 2005.

     -- Corporate expenses for the third quarter 2006 were $15.1 million, compared to $13.8 million in the year-ago period. This increase was due to expenses associated with annual and long-term performance-based incentive compensation programs.

     -- Third quarter 2006 interest expense, net of interest income, decreased to $4.3 million from $9.9 million in the year-ago period primarily due to increased interest income resulting from higher cash balances and capitalization of interest costs on strategic capital projects, partially offset by higher interest rates on floating rate debt.

     Income Taxes

     Results for the third quarter 2006 included a provision for income taxes of $84.5 million, or 34.3% of income before tax, for U.S. Federal, foreign and state income taxes. The third quarter 2006 benefited from a favorable $4.2 million adjustment of prior years' taxes. The third quarter 2005 included a tax benefit of $1.3 million, which principally related to a $4.0 million favorable adjustment to prior years' taxes resulting from settlement of open audit years, partially offset by foreign and state income taxes. Prior to the fourth quarter 2005, we maintained a valuation allowance for a major portion of our U.S. Federal deferred tax assets and certain state deferred tax assets in accordance with SFAS No. 109, "Accounting for Income Taxes", due to uncertainty regarding full utilization of our net deferred tax asset, including the 2003 and 2004 unutilized net operating losses. In 2005, we generated taxable income which exceeded the 2003 and 2004 net operating losses, allowing us to fully realize these U.S. Federal tax benefits. This realization of tax benefits, together with our improved profitability, required us to eliminate the remaining valuation allowance for U.S. Federal income taxes in the fourth quarter 2005 in accordance with SFAS No. 109.

     Cash Flow, Working Capital and Debt

     -- Cash on hand was $405.9 million at the end of the third quarter 2006, an increase of $43.2 million from year end 2005, and a $92.7 million increase from the second quarter 2006.

     -- Cash flow from operations during the 2006 first nine months was $179.1 million as significantly improved operating earnings were partially offset by a further investment of $488.4 million in managed working capital and payment of previously accrued litigation costs of $37.5 million.

     -- The investment in managed working capital resulted from a $188.7 million increase in accounts receivable, which reflects the significantly higher level of sales in the third quarter 2006 compared to the fourth quarter 2005, and a $564.7 million increase in inventory mostly as a result of increased operating volumes and higher raw material costs, partially offset by a $265.0 million increase in accounts payable. Most of the increase in raw material costs is expected to be recovered through surcharge and index pricing mechanisms.

     -- At September 30, 2006, managed working capital improved to 29.0% of annualized sales, compared to 30.3% of annualized sales at year-end 2005. We define managed working capital as accounts receivable plus gross inventories less accounts payable.

     -- Cash used in investing activities was $157.9 million in the 2006 first nine months and consisted primarily of capital expenditures.

     -- Cash provided by financing activities was $22.0 million in the 2006 first nine months as $28.2 million of proceeds received from the exercise of stock options and tax benefits on share-based compensation of $30.0 million more than offset dividend payments of $30.0 million and a reduction in borrowings of $6.2 million.

     -- Net debt as a percentage of total capitalization improved to 10.8% at the end of the third quarter 2006, compared to 19.8% at the end of 2005.

     -- There were no borrowings outstanding during the 2006 first nine months or all of 2005 under ATI's $325 million secured domestic borrowing facility, although a portion of the letters of credit capacity was utilized during both periods.

     Allegheny Technologies will conduct a conference call with investors and analysts on October 25, 2006, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on "Conference Call". In addition, the conference call will be available through the CCBN website, located at www.ccbn.com.

     This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, construction and mining, automotive, electrical energy, chemical process industry, oil and gas, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2005, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

     Building the World's Best Specialty Metals Company(TM)

     Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $4.4 billion during the most recent four quarters ending September 30, 2006. ATI has approximately 9,300 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, grain-oriented silicon electrical steel and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.


Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited - Dollars in millions, except per share amounts)

                                Three Months Ended  Nine Months Ended
                                   September 30       September 30
                                ------------------ -------------------
                                  2006      2005     2006      2005
                                --------- -------- --------- ---------

Sales                           $1,288.4   $861.7  $3,539.7  $2,645.5
Costs and expenses:
  Cost of sales                    963.5    698.8   2,687.0   2,169.6
  Selling and administrative
   expenses                         72.8     64.4     221.1     196.6
                                --------- -------- --------- ---------
Income before interest, other
 income (expense) and income
 taxes                             252.1     98.5     631.6     279.3
Interest expense, net               (4.3)    (9.9)    (17.6)    (30.9)
Other income (expense), net         (1.4)    (1.6)     (3.9)     (3.4)
                                --------- -------- --------- ---------
Income before income tax
 provision                         246.4     87.0     610.1     245.0
Income tax provision (benefit)      84.5     (1.3)    205.3       4.0
                                --------- -------- --------- ---------

Net income                        $161.9    $88.3    $404.8    $241.0
                                ========= ======== ========= =========


Basic net income per common
 share                             $1.62    $0.91     $4.07     $2.51
                                ========= ======== ========= =========


Diluted net income per common
 share                             $1.58    $0.87     $3.96     $2.40
                                ========= ======== ========= =========


Weighted average common shares
 outstanding -- basic
 (millions)                        100.1     96.5      99.5      95.9

Weighted average common shares
 outstanding -- diluted
 (millions)                        102.6    101.4     102.3     100.5

Actual common shares
 outstanding-- end of period
 (millions)                        100.7     97.6     100.7      97.6


Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

                                Three Months Ended  Nine Months Ended
                                   September 30       September 30
                                ------------------ -------------------
                                  2006      2005     2006      2005
                                --------- -------- --------- ---------
Sales:
High Performance Metals           $455.0   $324.6  $1,317.3    $888.9
Flat-Rolled Products               728.7    439.0   1,896.7   1,465.7
Engineered Products                104.7     98.1     325.7     290.9
                                --------- -------- --------- ---------

Total External Sales            $1,288.4   $861.7  $3,539.7  $2,645.5
                                ========= ======== ========= =========

Operating Profit:

High Performance Metals           $173.0    $87.9    $470.9    $228.0
% of Sales                          38.0%    27.1%     35.7%     25.6%

Flat-Rolled Products               105.4     33.4     235.7     126.0
% of Sales                          14.5%     7.6%     12.4%      8.6%

Engineered Products                 12.4     12.7      45.2      35.7
% of Sales                          11.8%    12.9%     13.9%     12.3%
                                --------- -------- --------- ---------
    Operating Profit               290.8    134.0     751.8     389.7

% of Sales                          22.6%    15.6%     21.2%     14.7%

Corporate expenses                 (15.1)   (13.8)    (47.0)    (35.7)

Interest expense, net               (4.3)    (9.9)    (17.6)    (30.9)

Other expenses, net of gains on
 asset sales                        (4.5)    (3.4)    (15.7)    (18.0)

Retirement benefit expense         (20.5)   (19.9)    (61.4)    (60.1)
                                --------- -------- --------- ---------

Income before income taxes
                                  $246.4    $87.0    $610.1    $245.0
                                ========= ======== ========= =========


Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

                                            September 30, December 31,
                                                2006          2005
                                            ------------- ------------
ASSETS

Current Assets:
Cash and cash equivalents                         $405.9       $362.7
Accounts receivable, net of allowances for
 doubtful accounts of $7.3 and $8.1 at
 September 30, 2006 and December 31, 2005,
 respectively                                      631.5        442.1
Inventories, net                                 1,044.3        607.1
Deferred income taxes                                2.1         22.8
Prepaid expenses and other current assets           48.7         49.3
                                            ------------- ------------
   Total current assets                          2,132.5      1,484.0

Property, plant and equipment, net                 813.7        704.9
Cost in excess of net assets acquired              206.1        199.7
Deferred income taxes                              176.5        155.3
Deferred pension asset                             100.6        100.6
Other assets                                        94.0         87.1
                                            ------------- ------------

Total Assets                                    $3,523.4     $2,731.6
                                            ============= ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                  $578.6       $312.9
Accrued liabilities                                239.7        216.1
Accrued income taxes                                38.7         18.5
Short term debt and current portion of long-
 term debt                                          24.3         13.4
                                            ------------- ------------
   Total current liabilities                       881.3        560.9

Long-term debt                                     530.5        547.0
Accrued postretirement benefits                    457.1        461.5
Pension liabilities                                288.0        242.9
Other long-term liabilities                        132.1        119.4
                                            ------------- ------------
Total liabilities                                2,289.0      1,931.7
                                            ------------- ------------

Total stockholders' equity                       1,234.4        799.9
                                            ------------- ------------

Total Liabilities and Stockholders' Equity      $3,523.4     $2,731.6
                                            ============= ============


Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited--Dollars in millions)

                                                     Nine Months Ended
                                                       September 30
                                                     -----------------
                                                       2006     2005
                                                     --------- -------
Operating Activities:

 Net income                                            $404.8  $241.0

 Depreciation and amortization                           60.4    55.7
 Change in pension assets/liabilities                    43.8    43.4
 Change in managed working capital                     (488.4) (220.5)
 Accrued liabilities and other                          158.5    76.0
                                                     --------- -------
Cash provided by operating activities                   179.1   195.6
                                                     --------- -------
Investing Activities:
 Purchases of property, plant and equipment            (159.7)  (41.2)
 Asset disposals and other                                1.8    (3.3)
 Acquisition of business                                    -   (18.3)
                                                     --------- -------
Cash used in investing activities                      (157.9)  (62.8)
                                                     --------- -------
Financing Activities:
 Net decrease in debt                                    (6.2)  (14.4)
 Dividends paid                                         (30.0)  (17.4)
 Exercises of stock options                              28.2    19.9
 Tax benefits on share-based compensation                30.0       -
                                                     --------- -------
Cash provided by (used in) financing activities          22.0   (11.9)
                                                     --------- -------
Increase in cash and cash equivalents                    43.2   120.9
Cash and cash equivalents at beginning of period        362.7   250.8
                                                     --------- -------
Cash and cash equivalents at end of period             $405.9  $371.7
                                                     ========= =======


Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

                                Three Months Ended  Nine Months Ended
                                   September 30       September 30
                                ------------------ -------------------
Volume:                           2006      2005      2006      2005
                                --------- -------- ---------- --------
  High Performance Metals
   (000's lbs.)
    Nickel-based and specialty
     alloys                       10,441    9,621     32,581   29,836
    Titanium mill products         6,618    6,169     19,744   18,610
    Exotic alloys                  1,009      908      3,214    3,090

  Flat-Rolled Products (000's
   lbs.)
    High value                   123,784  123,174    382,447  372,642
    Commodity                    236,902  131,218    670,595  523,560
                                --------- -------- ---------- --------
  Flat-Rolled Products total     360,686  254,392  1,053,042  896,202


Average Prices:
  High Performance Metals (per
   lb.)
    Nickel-based and specialty
     alloys                       $14.81   $11.71     $13.84   $10.91
    Titanium mill products        $36.09   $25.49     $33.94   $21.20
    Exotic alloys                 $41.26   $43.49     $40.35   $40.70

  Flat-Rolled Products (per
   lb.)
    High value                     $2.56    $2.18      $2.38    $2.14
    Commodity                      $1.71    $1.27      $1.45    $1.26
  Flat-Rolled Products combined
   average                         $2.00    $1.71      $1.79    $1.63



     Volume and Average Price data for Flat-Rolled Products includes the classification of grain-oriented silicon electrical steel and tool steel as high-value products for all periods presented.


Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

                                                    September 30, 2006
                         September 30, December 31, Change in Managed
                             2006          2005      Working Capital
                         ------------- ------------ ------------------

Accounts receivable            $631.5       $442.1
Inventory                     1,044.3        607.1
Accounts payable               (578.6)      (312.9)
                         ------------- ------------
Subtotal                      1,097.2        736.3


Allowance for doubtful
 accounts                         7.3          8.1
LIFO reserve                    376.1        269.7
Corporate and other              55.8         33.9
                         ------------- ------------
Managed working capital      $1,536.4     $1,048.0             $488.4
                         ============= ============ ==================



Annualized prior 2 months
 sales                       $5,295.0     $3,461.1
                         ============= ============

Managed working capital
 as a % of annualized
 sales                           29.0%        30.3%



     As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.


Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Net Debt to Capital
(Unaudited - Dollars in millions)

                                            September 30, December 31,
                                                2006          2005
                                            ------------- ------------

Total debt                                        $554.8       $560.4
Less: Cash                                        (405.9)      (362.7)
                                            ------------- ------------
Net debt                                          $148.9       $197.7

Net debt                                          $148.9       $197.7
Stockholders' equity                             1,234.4        799.9
                                            ------------- ------------
Total capital                                   $1,383.3       $997.6

Net debt to capital ratio                           10.8%        19.8%
                                            ============= ============


     In managing the overall capital structure of the Company, one of the measures on which we focus is net debt to total capitalization, which is the percentage of debt to the total invested and borrowed capital of the Company. In determining this measure, debt and total capitalization are net of cash on hand which may be available to reduce borrowings.


    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004